Exhibit 10.23

Separation AND Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between NeuroOne, Inc., a Delaware corporation (the “Company”), and Wade Frederickson (“Employee”). NOW, THEREFORE, in consideration of this Agreement and the mutual promises set forth herein, the Parties hereby agree as follows:

Article 1
EMPLOYMENT TERMINATION AND PAYMENTS

1.1               Termination of Employment. Employee’s employment with the Company terminated as of June 28, 2017 (the “Termination Date”). Provided this Agreement becomes effective in accordance with Section 2.2, the Company will pay Employee a severance payment in the amount of $16,666.67, less deductions required or authorized by law. The Company will pay this amount in a lump sum on or before the first payroll date after this Agreement becomes effective in accordance with Section 2.2.

1.2               Conflict with Other Agreements. In the event of any conflict between this Agreement and that certain offer letter describing Employee’s employment terms dated December 1, 2016 between the Company and Employee (the “Offer Letter”), this Agreement shall control. In the event of any conflict between this Agreement and that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement dated December 1, 2016 between the Company and Employee (the “Invention Assignment Agreement”), the Invention Assignment Agreement shall control.

1.3               Acknowledgement. Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company, provided that nothing in this Agreement alters Employee’s rights with respect to any existing equity interests held in the Company, which will continued to be governed by the applicable equity agreements specifically related thereto. Employee hereby confirms to the Company that Exhibit 1 to the Invention Assignment Agreement contains a complete list of all Inventions (as defined in the Invention Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement. Employee further agrees that the Invention Assignment Agreement remains in full force and effect, and Employee hereby reaffirms his obligations arising under the terms of the Invention Assignment Agreement. Employee agrees to return to the Company all Company Documents and Materials (as defined in the Invention Assignment Agreement and without retaining copies thereof), apparatus, equipment and other physical property in Employee’s possession within 7 days of the Termination Date.

Article 2
RELEASE AND NON-DISPARAGEMENT

2.1               Employee Release of Claims. In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of himself, his heirs, executors, legal representatives, spouse and assigns, hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

A.                  which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

B.                  for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; contribution or indemnification; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

C.                  for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (1) Title VII of the Civil Rights Act of 1964, as amended, (2) the Employee Retirement and Income Security Act of 1974, as amended, (3) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (4) the OWBPA, (5) the Americans with Disabilities Act of 1990, as amended, (6) the Minnesota Human Rights Act, as amended (the “MHRA”), and (7) the Minnesota Equal Pay for Equal Work Law, as amended;

D.                  for back pay or other unpaid compensation; and/or

E.                  for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the promises he has made in this Agreement. Employee represents that he has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties. Employee states that he knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation. Nothing in this Agreement limits state or federal agencies from investigating and enforcing laws within their jurisdiction, but (except as to possible whistleblower awards from the Securities and Exchange Commission), Employee agrees he will not receive any monetary damages, recovery and/or relief of any type related to any Released Claim(s), whether pursued by Employee or any governmental agency, other person or group.

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2.2               Acknowledgment of Waiver of Claims under ADEA and MHRA. Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement, and that if he signed this Agreement before expiration of that twenty-one (21) calendar day period, he did so knowingly and voluntarily and with the intent of waiving his right to utilize the full 21-day consideration period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement. Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period (the “Revocation Period”) has expired. Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of its Chief Executive Officer.

2.3               No Admission of Liability. Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released. This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

2.4               Non-Disparagement. Employee covenants and agrees that he shall not make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of any of the Company’s Released Parties or tortiously interfere with any of the Company’s Released Parties’ respective business relationships. Employee understands and agrees that the Company’s Released Parties could not be reasonably or adequately compensated in damages in an action at law for breach of Employee’s obligations under this Section. Accordingly, Employee specifically agrees that the Company’s Released Parties shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section. This provision with respect to injunctive relief shall not, however, diminish the right of the Company’s Released Parties to claim and recover damages or other remedies in addition to equitable relief.

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Article 3
REPRESENTATIONS AND WARRANTIES

3.1               Representations and Warranties of Employee. Employee warrants and represents to the Company that he: (A) has been advised to consult with legal counsel in entering into this Agreement; (B) has entirely read this Agreement; (C) has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims; (D) is the only person who is or may be entitled to receive or share in any damages or compensation on account of or arising out of his relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement; (E) understands and agrees that in the event any injury, loss, or damage has been sustained by him which is not now known or suspected, or in the event that the losses or damage now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and (F) expressly acknowledges that his entry into this Agreement is in exchange for consideration in addition to anything of value to which he is already entitled.

Article 4
MISCELLANEOUS

4.1               Severability. This Agreement shall be enforceable to the fullest extent permitted by law. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect.

4.2               Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, which shall remain in full force and effect. This Agreement may only be amended by a writing signed by Employee and the Company.

4.3               Assignment. This Agreement may not be assigned by Employee without the prior written consent of the Company. The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4               Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts. EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto.

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4.5               Counterparts/ Facsimile Signature. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

The Parties have executed this Agreement as of the date set forth below.

NeuroOne, Inc.

By:	/s/ Dave Rosa	/s/ Wade Fredrickson
Name:	Dave Rosa	Wade Frederickson
Title:	CEO	Date: 7/5/2017

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